AMENDMENT NUMBER 2

FARMER BROS. CO.
EMPLOYEE STOCK OWNERSHIP PLAN

Effective January 1, 2003, the Farmer Bros. Co. Employee Stock Ownership Plan, hereinafter referred to as the "Plan," is amended, pursuant to Article 12 therein, to comply with the requirements of the 401(a)(9) Final and Temporary Regulations.

The Plan shall be amended by adding the following new subsection to Section
7.05:

(d)	Minimum Distribution Requirements For Plan Years Beginning January 1,
2003

(1)	General Rules

(i)	Effective Date.  The provisions of this subsection will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. Required minimum distributions for plan years prior to January 1, 2003 shall be determined pursuant to subsection
(c) above.

(ii)	Precedence.  The requirements of this article will take precedence over any inconsistent provisions of the Plan.

(iii)	Requirements of Treasury Regulations Incorporated.  All distributions required under this article will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.

(2)	Time and Manner of Distribution

(i)	Required Commencement Date. The Participant's entire interest will be distributed, or begin to be distributed, to the Participant no later than the date stipulated in Subsection 7.05(a) above.

(ii)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant's entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)	If the Participant's surviving spouse is the Participant's sole
Designated Beneficiary, then, except as provided in any other section of the Plan, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 701/2, if later.

(B)	If the Participant's surviving spouse is not the Participant's sole
Designated Beneficiary, then, except as provided in any other section of the Plan, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(C)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant's death, the Participant's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

(D)	If the Participant's surviving spouse is the Participant's sole
Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this section, other than subsection (A) above, will apply as if the surviving spouse were the Participant.

For purposes of this section and Section 7.05(d)(3) below, unless Subsection 7.05(d)(2)((ii)(D) applies, distributions are considered to begin on the Participant's Required Commencement Date. If Subsection 7.05(d)(2)((ii)(D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Subsection 7.05(d)(2)((ii)(A). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant's Required Commencement Date (or to the Participant's surviving spouse before the date distributions are required to begin to the surviving spouse under Subsection 7.05(d)(2)((ii)(A), the date distributions are considered to begin is the date distributions actually commence.

(3)	Forms of Distribution.  Unless the Participant's interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Commencement Date, as of the first Distribution Calendar Year distributions will be made in accordance with Plan Sections 7.05(d)(3) and 7.05(d)(4). If the Participant's interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section
401(a)(9) of the Code and the Treasury regulations.

(3)	Required Minimum Distributions During Participant's Lifetime

(i)	Amount of Required Minimum Distribution For Each Distribution Calendar
Year. During the Participant's lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:

(A)	the quotient obtained by dividing the Participant's Account Balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's age as of the Participant's birthday in the Distribution Calendar Year; or

(B)	if the Participant's sole Designated Beneficiary for the Distribution
Calendar Year is the Participant's spouse, the quotient obtained by dividing the Participant's Account Balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the Distribution Calendar Year.

(ii)	Lifetime Required Minimum Distributions Continue Through Year of
Participant's Death. Required minimum distributions will be determined under this section 7.05(d)(3) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant's date of death

(4)	Required Minimum Distributions After Participant's Death.

(i)	Death On or After Date Distributions Begin

(A)	Participant Survived by Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is a Designated
Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant's death is the quotient obtained by dividing the Participant's Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant's Designated Beneficiary, determined as follows:

(I)	The Participant's remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(II)	If the Participant's surviving spouse is the Participant's sole
Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant's death using the surviving spouse's age as of the spouse's birthday in that year. For Distribution Calendar Years after the year of the surviving spouse's death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse's birthday in the calendar year of the spouse's death, reduced by one for each subsequent calendar year.

(III)	If the Participant's surviving spouse is not the Participant's sole
Designated Beneficiary, the Designated Beneficiary's remaining Life Expectancy is calculated using the age of the beneficiary in the year following the year of the Participant's death, reduced by one for each subsequent year.

(ii)	No Designated Beneficiary.  If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant's death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant's death is the quotient obtained by dividing the Participant's Account Balance by the Participant's remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(iii)	Death Before Date Distributions Begin.

(A)	Participant Survived by Designated Beneficiary.  Except as otherwise provided in the Plan, if the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant's death is the quotient obtained by dividing the Participant's Account Balance by the remaining Life Expectancy of the Participant's Designated Beneficiary, determined as provided in section 7.05(d)(4).

(B)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant's death, distribution of the Participant's entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant's death.

(iii)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are
Required to Begin. If the Participant dies before the date distributions begin, the Participant's surviving spouse is the Participant's sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 7.05(d)(2)(ii)(A), this Section 7.05(d)(4)(iii) will apply as if the surviving spouse were the Participant.

(e) Definitions - The following definitions apply to this Section 7.05(d) only.

(1)	Designated Beneficiary. The individual who is designated as the beneficiary under Plan Section 1.05 and is the Designated Beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(2)	Distribution Calendar Year.  A calendar year for which a minimum distribution is required. For distributions beginning before the Participant's death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant's Required Commencement Date. For distributions beginning after the Participant's death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under section 7.05(d)(2)(ii). The required minimum distribution for the Participant's first Distribution Calendar Year will be made on or before the Participant's Required Commencement Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant's Required Commencement Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(3)	Life Expectancy.  Life Expectancy as computed by use of the Single Life
Table in section 1.401(a)(9)-9 of the Treasury regulations.

(4)	Participant's Account Balance.  The Account Balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account Balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(5)	Required Commencement Date.  The date specified in Section 7.05(a) of the Plan.

The undersigned certifies:

1. He is the duly elected Secretary of Farmer Bros. Co., A California corporation.
2. The foregoing Amendment to the Farmer Bros. Co. Employee Stock Ownership Plan was duly adopted by the Board of Directors of the Company on December 22, 2003.

Dated:  December 29, 2003


/s/ John M. Anglin
_____________________
John M. Anglin, Secretary


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